FOR IMMEDIATE RELEASE:                CONTACT:  Daniel T. Hendrix
                                                Chief Financial Officer
                                                770-437-6800

                                                Morgen-Walke Associates
                                                June Filingeri/John Blackwell
                                                Media Contact: Stan Froelich
                                                212-850-5600

       INTERFACE, INC. COMPLETES PUBLIC OFFERING OF
           COMMON STOCK AND SENIOR NOTES

          ATLANTA, Georgia, April 3, 1998---Interface, Inc. (Nasdaq: IFSIA) announced today that it has completed its concurrent public offerings of $150,000,000 aggregate principal amount of its 7.3% Senior Notes due April 1, 2008 and 1,725,000 shares of Class A Common Stock (including 225,000 shares sold in connection with the exercise by the underwriters of their over-allotment option). All shares of Class A Common Stock were sold by the Company and no executive officers or other shareholders sold as part of the offerings. The offerings resulted in aggregate net proceeds to the Company of approximately $213.8 million, which will be used to reduce existing bank debt and for general corporate purposes, including working capital and future acquisitions.

          Interface, Inc. is a recognized leader in the worldwide commercial interiors market, offering floorcoverings, fabrics, specialty chemicals, and interior architectural products. The Company is the world's largest manufacturer of modular carpet under the Interface, Heuga and Bentley brands, and through its Bentley Mills, Prince Street and Firth subsidiaries, enjoys a leading position in the high quality, designer-oriented segment of the broadloom and woven carpet market. The Company now provides specialized carpet replacement services through Renovisions and installation and maintenance services through Re:Source Americas. The Company is also a leading producer of interior fabrics and upholstery products, which it markets under the Guilford of Maine, Stevens Linen, Toltec, Camborne, and Intek brands. In addition, the Company provides chemicals used in various rubber and plastic products; offers Intersept(R), a proprietary antimicrobial used in a variety of interior finishes; sponsors the Envirosense(R) Consortium in its mission to address workplace environmental issues; and produces raised/access flooring systems under the C-Tec, Intercell(R) and Interstitial Systems brands.

        Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: Except for historical information contained herein, the matters set forth in this news release are forward-looking statements. The forward-looking statements set forth above involve a number of risks and uncertainties and could cause actual results to differ materially from any such statement, including the risks and uncertainties discussed in the Company's Safe Harbor Compliance Statement for Forward-Looking Statements, included as Exhibit 99.1 to the Company's Annual Report on Form 10-K for the fiscal year ended December 28, 1997, which discussion is incorporated herein by this reference.